O’Neill Law Group PLLC Stephen F.X. O’Neill* Christian I. Cu** Conrad Y. Nest*	435 Martin Street, Suite 1010 Blaine, WA 98230 Telephone: 360-332-3300 Facsimile: 360-332-2291 E-mail: cic@stockslaw.com

File #4416

November 17, 2005

CIGNUS VENTURES INC.
#206 - 1480 Gulf Road
Point Roberts, WA 98281

Attention: Mr. David Ryan

Dear Sirs:

RE:	CIGNUS VENTURES INC.
- Registration Statement on Form SB-2

We have acted as counsel for Cignus Ventures Inc., a Nevada corporation (the "Company"), in connection with the preparation of the Company’s Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the offering of 6,000,000 shares of the Company's common stock (the "Shares") by the selling shareholders named in the Registration Statement (the "Selling Shareholders").

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement dated November 17, 2005; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings, including resolutions of the directors approving the issuance of the Shares to the Selling Shareholders; and (e) such corporate and other documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein. We have also relied, without investigation, upon an Officers' Certificate executed by David Ryan, the Company’s President, Secretary, Treasurer and sole director.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

          (i) Our opinion is limited to the laws of the State of Nevada and the federal laws of the United States of America applicable thereto;

          (ii) We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed,

VANCOUVER OFFICE:	O’Neill Law Corporation
Suite 1880, 1055 West Georgia Street, Box 11122, Vancouver, British Columbia, Canada V6E 3P3
Tel: (604) 687-5792 / Fax: (604) 687-6650

*Washington and British Columbia Bars; ** Nevada, Washington and British Columbia Bars

O’Neill Law Group PLLC	2

photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

          (iii) We have assumed that each of the statements made and certified in the Officer's Certificate provided by the Company’s President, Secretary, Treasurer and sole director was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

Based upon the foregoing, we are of the opinion that the Shares to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

/s/ O’Neill Law Group PLLC
O’NEILL LAW GROUP PLLC